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                                     FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  Commission File Number 0-12537
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               First Capital Income Properties, Ltd. - Series VIII
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             (Exact name of registrant as specified in its charter)

       Two N. Riverside Plaza, Suite 700, Chicago, IL 60606 (312) 207-0020
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          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                       Limited Partnership Assignee Units
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g.4(a) (1) (i)   [X]             Rule 12h.3(b) (1) (ii)  [_]
     Rule 12g.4(a) (1) (ii)  [_]             Rule 12h.3(b) (2) (i)   [_]
     Rule 12g.4(a) (2) (i)   [_]             Rule 12h.3(b) (2) (ii)  [_]
     Rule 12g.4(a) (2) (ii)  [_]             Rule 15d.6              [_]
     Rule 12h.3(b) (1) (i)   [_]

     Approximate number of holders of record as of the certification or notice date: none
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     Pursuant to the requirements of the Securities Exchange Act of 1934, First
Capital Income Properties Ltd. Series VIII has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           By: First Capital Financial LLC.
                                               as Managing General Partner

DATE November 13, 2002                     By  /s/Philip G. Tinkler
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                                               Philip G. Tinkler
                                               Vice President/Treasurer